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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Telenetics Corporation

We hereby consent to the use in the prospectus constituting a part of the foregoing Amendment No. 1 to Registration Statement on Form SB-2 (Registration No. 333-86662) of our report dated March 17, 2002, except as to Notes 7 and 18 which are as of April 1, 2002, relating to the consolidated financial statements of Telenetics Corporation appearing in its Annual Report on Form 10-KSB for the year ended December 31, 2001, which includes an explanatory paragraph regarding the company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the prospectus constituting a part of the foregoing Registration Statement on Form SB-2.

/S/ BDO SEIDMAN, LLP

BDO SEIDMAN, LLP

Orange County, California
May 31, 2002